                                                                   EXHIBIT 12(A)
                                                                     Page 1 of 1

                  THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED AND PREFERENCE
                                   DIVIDENDS

                             (Thousands of Dollars)

     Statement Setting Forth Computations Showing Satisfaction of the Requirements Specified in Regulation S-K, Item 503(d):

                                                        YEAR ENDED DECEMBER 31,                     6 MONTHS     6 MONTHS
                                       ---------------------------------------------------------      ENDED        ENDED
                                         1989        1990        1991        1992        1993        6/30/93      6/30/94
                                       --------    --------    --------    --------    ---------    ---------    ---------
Consolidated Net Income (Loss).......  $250,219    $242,328    $246,158    $204,939    ($587,147)   $ 62,714     $ 71,213
Add
  Federal Income Taxes Expense.......   140,974      95,500     130,135      94,627     (247,966)     24,233       30,872
  Interest (a).......................   264,373     275,169     264,072     253,042      252,479     125,531      126,298
  Provision for Interest Element of
    Rentals (b)......................    83,507      83,215      83,370      81,948       81,131      40,424       39,767
                                       --------    --------    --------    --------    ---------    ---------    ---------
         Total Earnings..............  $739,073    $696,212    $723,735    $634,556    ($501,503)   $252,902     $268,150
                                       =========   =========   =========   =========   =========    ==========   ==========
Fixed Charges
  Interest (a).......................  $264,373    $275,169    $264,072    $253,042    $ 252,479    $125,531     $126,298
  Provision for Interest Element of
    Rentals (b)......................    83,507      83,215      83,370      81,948       81,131      40,424       39,767
                                       --------    --------    --------    --------    ---------    ---------    ---------
Total Fixed Charges..................   347,880     358,384     347,442     334,990      333,610     165,955      166,065
                                       --------    --------    --------    --------    ---------    ---------    ---------
Dividend Requirements................    40,227      36,682      35,857      40,538       44,650      20,846       22,868
100% -- Effective Tax Rate...........     63.96%      71.73%      65.42%      68.41%       70.31%      72.13 %      69.76 %
                                       --------    --------    --------    --------    ---------    ---------    ---------
Dividend Factor......................    62,894      51,139      54,810      59,257       63,504      28,901       32,781
                                       --------    --------    --------    --------    ---------    ---------    ---------
Total Fixed Charges and Preferred and
  Preference Dividends...............  $410,774    $409,523    $402,252    $394,247    $ 397,114    $194,856     $198,846
                                       =========   =========   =========   =========   =========    ==========   ==========
Ratio of Earnings to Fixed Charges
  and Preferred and Preference
  Dividends..........................      1.80        1.70        1.80        1.61        (1.26)       1.30         1.35
                                       =========   =========   =========   =========   =========    ==========   ==========

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(a) Includes interest on first mortgage bonds, bank loans, commercial paper, pollution control notes, and other interest included in operation expenses; amortization of net premium, discount and expense on debt; and capitalized interest on nuclear fuel lease obligations.

(b) Includes the interest component of Bruce Mansfield sale and leaseback rentals, leased nuclear fuel in the reactor, and other miscellaneous rentals.